Exhibit 4.1.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF THE DESIGNATION OF THE
SERIES A MANDATORILY REDEEMABLE PREFERRED SHARES
OF
UNIVERSAL AMERICAN CORP.

Universal American Corp., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

FIRST.  That resolutions of the Board of Directors of Universal American Corp. have been duly adopted by unanimous written consent in lieu of meeting, in accordance with the provisions of Section 141(f) of the DGCL, setting forth a proposed amendment of the Certificate of Designation of the Series A Mandatorily Redeemable Preferred Shares, par value $0.01 per share (the “Certificate of Designation”), declaring said amendment to be advisable and in the best interests of Universal American Corp.  The resolution setting forth the proposed amendment is, in relevant part, as follows:

RESOLVED, that Section 2(a) of the Certificate of Designation be amended by replacing “3,000,000” with “4,000,000”.

IN WITNESS WHEREOF, Universal American Corp. has caused this Certificate of Amendment to be duly executed this 21st day of July, 2011.

UNIVERSAL AMERICAN CORP.

By:	/s/ Tony L. Wolk
	Name:	Tony L. Wolk
	Title:	Senior Vice President,
General Counsel and Secretary